Exhibit 5.1

December 17, 2010

ATP Oil & Gas Corporation.

4600 Post Oak Place, Suite 200

Houston, Texas 77027

Re:	Registration Statement on Form S-8 of ATP Oil & Gas Corporation

Ladies and Gentlemen:

We are acting as counsel for ATP Oil & Gas Corporation, a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), and the offering and sale of up to 6,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) which Shares are issuable upon the exercise of options granted or to be granted from time to time to eligible persons pursuant to the ATP Oil & Gas Corporation 2010 Stock Plan (the “Plan”), which Plan is filed as an exhibit to a Registration Statement on Form S-8 covering the offering and sale of the Shares (the “Registration Statement”) that is expected to be filed with the Securities and Exchange Commission on or about the date hereof.

In reaching the conclusions expressed in this opinion, we have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary to the opinions expressed herein, including the Amended and Restated Certificate of Formation and the Third Amended and Restated Bylaws of the Company and copies of the Plan. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

Based solely upon the foregoing, subject to the comments hereinafter stated, it is our opinion that the Shares have been duly authorized, and when issued and delivered, against receipt by the Company of the agreed consideration therefore, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jackson Walker L.L.P.